SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form N-8A


                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             LifeUSA Funds, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  3700 First Bank Place
                  P.O. Box 357
                  Minneapolis, MN 55440

Telephone Number (including area code):

                  (612) 376-2600

Name and address of agent for service of process:

                  Christopher J. Smith
                  3700 First Bank Place
                  P.O. Box 357
                  Minneapolis, MN 55440

                  copy to:

                  Michael J. Radmer, Esq.
                  Dorsey & Whitney
                  220 South Sixth Street
                  Minneapolis, MN 55402

Check Appropriate Box:

                  Registrant  is filing a  Registration  Statement  pursuant  to
                  Section   8(b)  of  the   Investment   Company   Act  of  1940
                  concurrently with the filing of Form N-8A.

                     X   Yes                ___ No
                   -----

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                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification to be duly signed on its behalf in the City of Minneapolis and State of Minnesota on the 14th day of October, 1996.

                                   LifeUSA Funds, Inc.


                                   By: /s/ Richard E. Struthers
                                   Richard E. Struthers, President


Attest:


/s/ William C. Joas
William C. Joas, Secretary

                               LIFEUSA FUNDS, INC.


                POWER OF ATTORNEY TO SIGN REGISTRATION STATEMENT


     The undersigned, members of the Board of Directors of LifeUSA Funds, Inc. (the "Fund"), hereby appoint Richard E. Struthers and William C. Joas, or any of them, as attorneys-in-fact for purposes of signing in their names and on their behalfs as directors of the Funds and filing with the Securities and Exchange Commission a Registration Statement on Form N-1A, or any and all pre-effective amendments and post-effective amendments thereto, for the purpose of registering unissued shares of common stock of the Funds under the Securities Act of 1933 and registering the Funds under the Investment Company Act of 1940.

October 14, 1996

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Noel P. Rahn                                George R. Long

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Madeline Betsch                             J. Peter Thompson

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William C. Hodgson                          Charles H. Withers